Exhibit 10.0

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (“Agreement”) is being entered into as of July 24, 2008, by and between PEOPLES COMMUNITY BANCORP, INC., a Maryland corporation (“Borrower”), and INTEGRA BANK, N.A., a national banking association (“Bank”).

RECITALS

A.                                   Bank and Borrower entered into a Revolving Credit Loan Agreement dated December 8, 2006, as amended by the Amendment to Revolving Credit Loan Agreement dated December 5, 2007, (collectively, the “Loan Agreement”).

B.                                     The loan made to Borrower pursuant to the terms of the Loan Agreement is evidenced by an Amended and Restated Revolving Credit Note dated December 8, 2006, in the original principal amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000), as amended by the Amendment to Revolving Credit Note dated as of December 5, 2007 (collectively, the “Note”).

C.                                     Borrower failed to pay the principal amount of the loan within ten (10) business days of the maturity date of June 30, 2008 and, accordingly, an “Event of Default” as defined in the Loan Agreement exists and is continuing.

D.                                    The Note is secured by the Stock Pledge Agreement dated as of December 8, 2006 (the “Pledge Agreement”), pursuant to which Borrower has pledged 100% of the outstanding common stock (the “Pledged Stock”) of its banking subsidiary, Peoples Community Bank, a federal savings bank (“PCB”).

E.                                      Borrower has developed a structured plan which contemplates the participation of certain parties whose identities have been disclosed to Bank (the “Third Parties”) and involves a series of transactions (collectively, the “Transaction”) which, when implemented, will result in the repayment in full of the Indebtedness.

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained herein and the acts to be performed hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                                  Definitions. Unless otherwise specifically defined herein, capitalized terms shall have the respective meanings ascribed to them in the Recitals or the Loan Documents.

(a)                                  “Acceptable Transaction Agreement” means a definitive agreement between Borrower and the Third Parties with respect to the Transaction which (1) will provide for either payment in full of the Indebtedness or a purchase of the Note for the full amount of the Indebtedness at the earlier of the closing of the Transaction or the end of the Forbearance Period and (2) has other terms and conditions which Bank consents to (such consent not to be unreasonably withheld).

(b)                                 “Collection Action” has the meaning set forth in Section 5 of this Agreement.

(c)                                  “Forbearance Period” means: (1) the period that commences on the date of this Agreement and ends thirty (30) days from the date hereof; provided, however, Bank may, in its sole discretion, extend such initial 30-day period for an additional fifteen (15) days; and (2) if prior to the end of the period contemplated in clause (1), Borrower and the Third Parties enter into an Acceptable Transaction Agreement, the Forbearance Period shall be extended and shall end on the earliest of (i) the closing date under the Acceptable Transaction Agreement, (ii) the occurrence of a Termination Event (as such term is defined in Section 7 of this Agreement) or (iii) December 31, 2008. Upon the expiration of the Forbearance Period, Bank may initiate its remedies under the Loan Documents.

(d)                                 “Forbearance Rate” means the annual interest rate for a “Prime Rate Based Loan” as defined in the Note plus three percent (3%).

(e)                                  “Indebtedness” has the meaning set forth in Section 3 of this Agreement.

(f)                                    “Loan Documents” means, collectively, the Loan Agreement, the Note, the Pledge Agreement and any other agreements, documents or instruments evidencing, governing or securing the Indebtedness, as hereinafter defined.

(g)                                 “Termination Event” has the meaning set forth in Section 7 of this Agreement.

2.                                       Recitals. The Recitals are incorporated herein and made a part hereof. Borrower acknowledges, represents and warrants that the Recitals are true and correct.

3.                                       Acknowledgment of Existing Indebtedness. Borrower acknowledges that the Note matured on June 30, 2008, and that Bank is entitled to exercise all of its rights, powers and remedies provided for in the Loan Documents following maturity. Borrower further acknowledges that as of June 30, 2008, Borrower is indebted to Bank in the principal amount of $17,500,000.00. The foregoing amount, together with interest accruing at the Forbearance Rate commencing July 1, 2008 until payment in full and all other obligations owed by Borrower to Bank under the Loan Documents, this Agreement, or otherwise, are collectively referred to herein as the “Indebtedness.”

4.                                       Reaffirmation of Loan Documents-No Defenses. Borrower reaffirms all of its obligations under the Loan Documents. The Loan Documents are valid, binding and enforceable in accordance with their respective terms against Borrower, and remain in full force and effect. Borrower acknowledges that it has no defenses, set-offs, claims, counterclaims or causes of action of any kind or nature with respect to any of the Loan Documents or the Indebtedness represented thereby. The lien and security interest of Bank with respect to the Pledged Stock is valid and in full force and effect, and is prior to any other liens and security interests granted to or obtained by third parties on such asset. Bank is entitled under the terms of the Loan Documents to exercise all voting and consensual rights and powers of the Pledged Shares and to receive and retain all dividends on the Pledged Shares without advance notice to Borrower or any other party of any such action. The Loan Documents remain in full force and effect and nothing contained herein shall be deemed to be a waiver by Bank of any provision contained in the Loan Documents. This Agreement does not supersede the Loan Documents; however, in the event of any conflict between this Agreement and the Loan Documents, this Agreement shall control. Borrower acknowledges that the Indebtedness is not impaired or cancelled by this Agreement and Borrower remains obligated to pay the Indebtedness in full.

5.                                       Agreement to Forbear-Extent of Forbearance. Subject to complete and timely compliance with the terms of this Agreement by Borrower, Bank agrees to (a) forbear and refrain during the Forbearance Period from initiating or prosecuting any action in any court to collect the Indebtedness, including without limitation any action seeking the establishment of a receivership, trust, or similar arrangement with respect to Borrower, business, or any portion of its assets, petitioning as a creditor for the establishment of any case under the Bankruptcy Code against Borrower or for any determination that Borrower is insolvent, seeking prejudgment attachment of any of Borrower’s assets, or similar action, or from exercising any non-judicial means of collecting the Indebtedness, including without limitation any remedy available to Bank under the Uniform Commercial Code as enacted in the applicable jurisdiction (referred to herein as a “Collection Action”); and (b) refrain from exercising its vested rights to vote and receive dividends on the Pledged Stock. “Collection Action” does not include, and the forbearance provided in this Section 5 does not extend to, any action which Bank may take to preserve, perfect, protect or otherwise act with respect to the lien and security interest held by Bank with respect to the Pledged Stock or from enforcing the provisions of this Agreement.

6.                                       Borrower Covenants. To induce Bank to enter into this Agreement, Borrower agrees to the following covenants:

(a)                                  Borrower agrees to pay Bank interest at the Forbearance Rate on the Indebtedness commencing July 1, 2008, payable as follows: (1) Borrower shall pay Bank interest at the annual rate for a “Prime Rate Based Loan” on the Indebtedness as defined in the Note monthly in arrears commencing August 1, 2008; and (2) Borrower shall pay the unpaid portion of all accrued interest at the earlier of the closing of the Transaction or the end of the Forbearance Period.

(b)                                 Borrower shall pay Bank a forbearance fee equal to $175,000.00, which fee shall be fully earned and nonrefundable upon execution of this Agreement and shall be payable no later than the earlier of the termination of the Forbearance Period or the closing of the Transaction.

(c)                                  Borrower shall pay within five (5) days of receipt of an invoice from Bank upon demand Bank’s reasonable attorney’s fees incurred by Bank in the negotiation and preparation of this Agreement.

(d)                                 At Bank’s request, Borrower shall execute and deliver or cause to be delivered to Bank and/or file with the appropriate offices, such documents, instruments, agreements, financing statements, amendments and/or other things deemed necessary by

Bank, in its sole discretion, to implement the substance and intent of this Agreement, the Loan Documents, and the other documents executed in connection herewith or therewith.

(e)                                  Borrower shall provide Bank and its advisors with reasonable access to all financial books, records and files (whether such information is stored on any computer or disk) to, among other things, verify the results of operations, loans and the loan loss reserves. Reasonable fees and expenses incurred by Bank in connection with the foregoing shall be paid or reimbursed by Borrower.

(f)                                    Borrower shall continue to provide Bank all information required to be reported to Bank under the Loan Documents and, in addition, on the 15th day of each month (each such day, a “Reporting Date”), Borrower shall provide to Bank:

(1)                                  projected cash flows of Borrower and PCB for the following month;

(2)                                  a report on the status of and any developments concerning the Transaction; and

(3)                                  a report on Borrower’s progress with respect to generating cash sufficient to repay the Indebtedness in full before or concurrently with consummation of the Transaction.

(g)                                 Neither Borrower nor PCB shall become an obligor or guarantor with respect to any indebtedness owed to any person other than the Bank. Further, neither Borrower nor PCB shall pledge any of its respective assets to any person other than Bank or allow, voluntarily or involuntarily, any liens or security interests to attach to any of its respective assets other than liens and security interests in favor of Bank.

(h)                                 Borrower shall promptly notify Bank of the commencement of any litigation, including the commencement of an involuntary case under Chapters 7 or 11 of the United States Bankruptcy Code, as amended, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”) against Borrower.

7.                                       Termination Events. As used in this Agreement, the term “Termination Event” shall mean the earliest of any of the following events to occur:

(a)                                  Borrower fails to pay the Indebtedness, including interest, as provided herein or Borrower or PCB default in the payment of any other debt or obligation which exceeds $100,000.

(b)                                 Borrower fails to perform any covenants, obligations, or agreements contained in this Agreement and the Loan Documents which failure would affect the timely repayment of the Indebtedness in full or Borrower or PCB fails to perform any covenant, obligation or agreement with respect to any other debt or obligation which exceeds $100,000.

(c)                                  The Acceptable Transaction Agreement is modified in any material respect which would affect the timely repayment of the Indebtedness in full or is terminated.

(d)                                 Borrower becomes the subject of a voluntary or involuntary case under the Bankruptcy Code or shall become the subject of an order for relief under the Bankruptcy Code.

(e)                                  Any representation or warranty of Borrower contained in this Agreement is or becomes untrue or inaccurate in any material respect.

(f)                                    A receiver is appointed with respect to any of the assets or properties of Borrower, including the Pledged Stock.

(g)                                 A creditor of Borrower takes any action to enforce by repossession, foreclosure, or other legal proceeding, any lien or security interest against any asset of Borrower, including the Pledged Stock, or to collect any indebtedness secured by any of the collateral.

(h)                                 A sale, transfer, conveyance or other disposition of the Pledged Stock is attempted or purported to have been made without the prior written consent of Bank.

(i)                                     An action, litigation or proceeding is brought against Borrower in any court or before or by any agency or regulatory body which could materially and adversely affect the financial condition of Borrower, or which results in a final, non-appealable judgment against Borrower not covered by insurance in an amount in excess of $50,000.

(j)                                     Any term or provision of this Agreement or any of the Loan Documents is disputed by, on behalf of, or in the right or name of, Borrower or any material term or provision of this Agreement or any of the Loan Documents is found or declared to be invalid, avoidable, or unenforceable by any court of competent jurisdiction.

(k)                                  A material adverse change occurs in the financial condition or credit-worthiness of Borrower or with respect to the Pledged Stock, with such determination to be made by Bank in its sole and absolute discretion, including, but not limited to, any change or potential change that occurs or which could occur in Borrower’s financial condition or assets as a result of any action taken by, or on behalf of, any creditor or group of creditors of Borrower.

(1)                                  The Transaction is not submitted to a vote of the shareholders of Borrower on or before November 15, 2008 or is not approved by the shareholders of Borrower or applicable regulatory agencies on or before December 10, 2008.

(m)                               The Third Parties announce that they do not intend to complete the Transaction or withdraw any regulatory application relating thereto.

(n)                                 Either Borrower or PCB fails to perform their obligations under the Cease and Desist Orders issued by the Office of Thrift Supervision dated April 2, 2008, or the Office of Thrift Supervision or any other banking regulatory authority initiates any additional enforcement actions against Borrower or PCB which failure or additional enforcement action would affect the timely repayment of the Indebtedness in full.

8.                                       Further Agreements/No Course of Dealing Established/ No Further Obligation To Extend Credit. Borrower hereby acknowledges and agrees that:

(a)                                  Except as herein provided, this Agreement does not constitute, and no agreement, compromise or settlement of any kind has been reached between Bank and Borrower regarding a reinstatement, restructuring or modification of the Indebtedness or any portion thereof or of any of the Loan Documents, and no such agreement shall exist or be deemed to exist unless and until all parties thereto execute and deliver complete documentation setting forth the terms of any such reinstatement, restructuring or modification;

(b)                                 Bank is not obligated to reach any further agreement concerning the reinstatement, restructure or modification of the Indebtedness or any of the Loan Documents;

(c)                                  Neither this Agreement, nor any action taken or forbearance by Bank pursuant to this Agreement, shall impair, prejudice, or in any other manner affect the rights of Bank in and to any of the collateral (including, without limitation, any proceeds thereof) or establish or be deemed to establish any precedent or course of dealing with respect to any of the Indebtedness or collateral;

(d)                                 Neither this Agreement, nor any action taken or forbearance pursuant to this Agreement, shall constitute or be deemed to be a waiver by Bank of any default under the Loan Documents or any rights or remedies of Bank has with respect thereto and Bank has reserved and continues to expressly reserve and shall retain all rights, claims, remedies, actions and causes of action in connection with and with respect to the Indebtedness, the Loan Documents, and the Pledged Stock, or arising out of any action or failure to act by Borrower either before or after execution of this Agreement;

(e)                                  BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT BANK HAS MADE NO COMMITMENT, EXPRESS OR IMPLIED, TO MAKE ANY LOANS TO EXTEND FURTHER CREDIT TO BORROWER AND HAS NO OBLIGATION TO ENTER INTO ANY FURTHER AGREEMENTS, INCLUDING ANY AGREEMENTS TO EXTEND THE TERM OF THE FORBEARANCE PERIOD;

(f)                                    The execution, delivery and performance of this Agreement by Borrower has been duly authorized by all necessary corporate action; and

(g)                                 The execution and delivery of this Agreement by Bank and its performance under or pursuant to this Agreement contemplated hereby, does not and shall not create, result in, or provide Borrower with any defense, setoff, claim, counterclaim, or cause of action of any nature whatsoever with respect to the Indebtedness or any of the Loan Documents, or, except for the express obligation to forbear evidenced by this Agreement, impair, prejudice, waive, extinguish, or in any other manner affect, directly or indirectly, the rights of Bank under any of the Loan Documents or with respect to the Pledged Stock.

9.                                       Release of Bank. For value received, the receipt and sufficiency of which are hereby acknowledged, Borrower, for itself and its respective directors, officers, shareholders, parents, subsidiaries or affiliates, employees, agents, attorneys, representatives, successors, assigns, heirs, and personal representatives, hereby release and forever discharge Bank, and its respective directors, officers, shareholders, parents, subsidiaries, affiliates, employees, agents, attorneys, representatives, successors and assigns, of and from any and all actions, claims, causes of action, suits, proceedings, demands, damages, costs, expenses and liabilities of any kind or nature whatsoever, whether known or unknown, against any and all of them arising from, relating to or involving in any way, directly or indirectly, any act, statement, omission or conduct by the released parties relating to any transaction or event occurring prior to the date of this Agreement. The foregoing release shall not be construed as or deemed an acknowledgment or admission on the part of Bank or any other released party of any liability to Borrower or its related parties or as precedent on which any such liability may be assessed.

10.                                 Notices. Any notices to be given pursuant to this Agreement shall be deemed adequate when transmitted by U.S. mail or telephone facsimile to:

Borrower at:	Bank at:

Peoples Community Bancorp, Inc.	Integra Bank, N.A.
6100 West Chester Road	21 S.E. Third Street
P.O. Box 1130	P.O. Box 868
West Chester, OH 45071-1130	Evansville, IN 47705-0868
Attention: Jerry D. Williams	Attention: Martin M. Zorn

With a copy to:	With a copy to:

Peoples Community Bancorp, Inc.	Baker & Daniels LLP
6100 West Chester Road	600 East 96th Street, Suite 600
P.O. Box 1130	Indianapolis, IN 46240
West Chester, OH 45071-1130	Attention: David C. Worrell
Attention: Fred L. Darlington

11.                                      Costs and Expenses. Borrower shall reimburse Bank upon demand for all out of pocket costs and expenses of the Bank (including reasonable attorney fees and legal expenses) incurred by Bank enforcing the terms of this Agreement.

12.                                      Survival/No Third Party Beneficiaries.                             All of the acknowledgments, representations, warranties, covenants and agreements of Borrower shall survive and continue in full force and effect notwithstanding the expiration of the Forbearance Period or the occurrence of a Termination Event. The covenants, terms, provisions and agreements in this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective estates, successors, and assigns. There are no third party beneficiaries of or to this Agreement.

13.                                      Bank’s Right to Partially Enforce Agreements. No delay on the part of Bank in the exercise of any right or remedy hereunder or under any of the Loan Documents shall operate as a waiver. No single or partial exercise by Bank of any right or remedy hereunder or under any of the Loan Documents shall preclude any other right or remedy. No waiver or indulgence by Bank of any default remedy hereunder or under any of the Loan Documents shall be effective unless in writing and signed by Bank, nor shall a waiver of any default on one occasion be construed as a waiver of that default on any future occasion.

14.                                 Choice of Law. Notwithstanding the choice of law provisions in the Loan Documents, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without reference to any choice or conflict of laws provisions thereof.

15.                                 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

16.                               CONSENT TO JURISDICTION. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY OR AGAINST BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA, EVANSVILLE DIVISION. Borrower hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced by Bank in any of such courts, and hereby waive personal service of the summons and complaint, or other process or papers issued therein, and agree that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such parties at the address to which notices are to be sent pursuant to this Agreement. BORROWER WAIVES ANY CLAIM THAT EITHER COURT IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. The exclusive choice of forum for Borrower set forth in this section shall not be deemed to preclude Bank’s enforcement of any judgment obtained in any other forum or any action by Bank to enforce the same in any other appropriate jurisdiction, and Borrower hereby waives the right, if any, to collaterally attack any such judgment or action.

17.                                 Waiver Of Jury Trial. Bank and Borrower acknowledge and agree that any controversy which may arise under this Agreement or the other Loan Documents or with respect to the transactions contemplated herein and therein would be based upon difficult and complex issues. THEREFORE, THE PARTIES AGREE THAT ANY COURT PROCEEDING ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

18.                                 Supremacy. If any provision in this Agreement shall conflict with any term or condition set forth in the Loan Documents, the provision of this Agreement shall supersede and control the matter.

19.                                 Severability. If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from the remainder of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not be adversely affected or impaired thereby and shall remain in full force and effect.

20.                                 Miscellaneous. Each party hereto acknowledges that such party has read this Agreement, understands it, and agrees to be bound by its terms. The parties further acknowledge they have each had the opportunity to consult legal counsel. The parties further acknowledge this Agreement is the complete and final agreement between them, that it includes all understandings between them, and that it supersedes any other conflicting contracts or agreements between them relating to the subject of the Agreement. This Agreement may not be modified or amended except in writing signed by the parties. Borrower acknowledges that the relationship between Borrower and Bank is strictly that of “debtor/creditor”, and that this Agreement shall not be construed as creating a partnership, joint venture or co-venture between them. Borrower acknowledges and agrees that Bank is not a fiduciary with respect to them, or the shareholders or creditors of Borrower.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

PEOPLES COMMUNITY BANCORP, INC.		INTEGRA BANK, N.A.

By:	/s/ Jerry D. Williams	By:	/s/ Raymond D. Beck, EVP
	Jerry D. Williams, President		Raymond D. Beck, EVP